Exhibit 99.1

HCP Prices $650 Million of 3.250% Senior Unsecured Notes due 2026 and $650 Million of 3.500% Senior Unsecured Notes due 2029

IRVINE, Calif., June 20, 2019 /PRNewswire/ -- HCP, Inc. (NYSE: HCP) (the “Company”) announced today that it has priced a public offering of $650 million aggregate principal amount of 3.250% senior unsecured notes due 2026 (the “2026 Notes”) and $650 million aggregate principal amount of 3.500% senior unsecured notes due 2029 (the “2029 Notes” and, together with the 2026 Notes, the “Notes”). The 2026 Notes were priced at 99.906% of the principal amount and the 2029 Notes were priced at 99.572% of the principal amount. The offering is expected to close on July 5, 2019, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering to fund the (i) repurchase of portions of the Company’s 4.000% senior unsecured notes due 2022 and 4.250% senior unsecured notes due 2023 pursuant to the tender offers announced separately today, and (ii) redemption of all of the Company’s $800 million 2.625% senior unsecured notes due February 2020 (the “2020 Notes”) prior to their stated maturity date, and in each case, to pay accrued interest and related fees, premiums and expenses in connection therewith.

In the event that the tender offers are not consummated or are not fully subscribed or the Company does not use all remaining net proceeds for the redemption of all of the 2020 Notes, the Company intends to use any remaining proceeds to reduce other outstanding borrowings, fund potential acquisitions, development and investment opportunities, or for other general corporate purposes.

Mizuho Securities, Credit Suisse, J.P. Morgan, Wells Fargo Securities, Barclays, Morgan Stanley and Scotiabank are acting as joint book-running managers for the public offering.

This offering is being made pursuant to an effective shelf registration statement and prospectus and a related preliminary prospectus supplement filed with the Securities and Exchange Commission.  Copies of the prospectus supplement and related prospectus for this offering, when available, can be obtained from: (i) Mizuho Securities USA LLC at 320 Park Avenue, 12th Floor, New York, NY 10022, Attn: Debt Capital Markets Syndicate or calling toll free: 1-866-271-7403; (ii) Credit Suisse Securities (USA) LLC at Credit Suisse Prospectus Department, Eleven Madison Avenue, New York, NY 10010 or calling toll free 1-800-221-1037; (iii) J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179; Attention: Investment Grade Syndicate Desk, or by calling: 1-212-834-4533 and (iv) Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, or by calling: 1-800-645-3751, or by emailing:wfscustomerservice@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests in real estate serving the healthcare industry in the United States.  HCP owns a large-scale portfolio primarily diversified across life science, medical office and senior housing.  Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include the risk we may not complete this offering in a timely fashion or at all, that the proceeds from the offering may not be deployed as anticipated, and those risks and uncertainties associated with the Company’s business described in its Annual Report on Form 10-K filed on February 14, 2019, and its subsequent filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Andrew Johns

Vice President – Finance and Investor Relations

(949) 407-0400